Exhibit 99.1

Alkermes Contacts:
For Investors: Rebecca Peterson, +1 781 609 6378
For Media: Jennifer Snyder, +1 781 609 6166

INVESCO PERPETUAL FUNDS TO MAKE $250 MILLION DIRECT INVESTMENT IN ALKERMES’ ORDINARY SHARES

DUBLIN, Ireland, Jan. 13, 2014 — Alkermes plc (NASDAQ: ALKS) (Alkermes) today announced that it has entered into a definitive purchase agreement with Invesco Perpetual Income Fund and Invesco Perpetual High Income Fund for the sale of 5,917,160 ordinary shares of Alkermes at a price of $42.25 per share through a registered direct offering, representing approximately 4% of Alkermes’ fully diluted shares outstanding. The transaction is expected to provide gross proceeds of $250 million to Alkermes before deducting costs associated with the offering. These proceeds will be used for general corporate purposes. The parties expect to close the transaction on or about Jan. 16, 2014.

The ordinary shares offered by Alkermes in this transaction will be issued pursuant to its existing shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission (SEC) on Nov. 12, 2013, and is available on the SEC’s website at www.sec.gov. Ondra Partners provided advisory services to Alkermes in connection with this transaction.

Copies of the prospectus and the accompanying base prospectus relating to this sale may be obtained by request to: Alkermes plc, Attn: Corporate Communications Department, 852 Winter Street, Waltham, MA 02451.

This press release shall not constitute an offer to sell, nor the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

About Alkermes

Alkermes plc is a fully integrated, global biopharmaceutical company that applies its scientific expertise and proprietary technologies to develop innovative medicines that improve patient outcomes. The company has a diversified portfolio of more than 20 commercial drug products and a substantial clinical pipeline of product candidates that address central nervous system (CNS) disorders such as addiction, schizophrenia and depression. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and manufacturing facilities in Gainesville, Georgia and Wilmington, Ohio.

Note Regarding Forward-Looking Statements

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees.  The company’s business and the other matters discussed by such forward-looking statements are subject to significant risk and uncertainties, and there can be no assurance that actual results or events will not differ materially from its expectations. These risks and uncertainties include the risks described in the company’s filings with the SEC and which are available at the SEC’s website at www.sec.gov. The information contained in this press release is provided by the company as of the date hereof and, except as required by law, the company disclaims any intention or responsibility for updating any forward-looking information contained in this press release.

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